Exhibit 99.1

Sterling Bancorp’s Board of Directors Announces the Appointment of Tom Minielly and the Retirement of Jon Fox

Southfield, Michigan, June 21, 2019 — The Board of Directors of Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today announced the appointment of Mr. Tom Minielly to the Board of Directors effective June 18, 2019. He will serve on the Audit and Risk Management Committee. Mr. Minielly replaces Mr. Jon Fox who has resigned from the Board in conjunction with his retirement. With the appointment of Mr. Minielly, Sterling’s Board remains comprised of nine directors of which five are independent.

Chairman and Chief Executive Officer Gary Judd commented, “The Board is deeply appreciative of the valuable services rendered by Mr. Fox during his 22-year tenure as a Director of Sterling. We wish to express a deep sense of appreciation and gratitude for Jon’s long and fruitful commitment to our Company. We wish him the very best in his retirement.

“We are pleased to welcome Tom Minielly as an independent Director,” Judd continued. “Tom’s extensive career in audit and accounting will be an excellent resource and complementary asset to our Board and we look forward to his many future contributions.”

Mr. Minielly is a partner emeritus at Baker Tilly Virchow Krause LLP (“Baker Tilly”).  He served as a team leader and client service provider at Baker Tilly from 2003 until 2018.  He previously served as managing partner for Nemes, Allen & Company beginning from 1995 until 2003, a company he joined in 1984, and where he helped identify and lead their merger with Baker Tilly.  Prior to his position with Nemes, Allen & Company, Mr. Minielly served as a senior accountant at Larkin, Chapski and Company CPAs from 1980 through 1984.  Mr. Minielly received a Bachelor of Business Administration degree from Western Michigan University and has been a Certified Public Accountant since 1981.

Mr. Fox has served as a Director for Sterling since 1997, most recently as a member of the Audit and Risk Management Committee. He retires with over forty years of financial experience, including twenty years of executive level commercial banking management experience. Previously, Mr. Fox was Head of Commercial Lending in Detroit, Michigan at City National Bank, and was a prior Head of Commercial Real Estate Lending at Comerica. Mr. Fox was an advisor for PEM, a real estate holding company, a founder of the Americans for International Aid and Adoption, and a Director for the Community Housing Network since 1976. Past board experience includes the Macomb Savings Bank, Mortgage Bankers Association, Kiwanis #1 (Detroit), and Clawson Manor. He was also a board member of Ryan Homes, the President of Fox Manor, and an Advisor and Finance Committee member of Vista.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and Bellevue, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. Sterling was named as the top performing community bank in the United States with total assets between $3 billion and $10 billion in 2018 by S&P Global Market Intelligence for the second year in a row (in 2017 the asset range was $1 billion to $10 billion). For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” within the meaning of the federal securities laws including, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Investor Contact:

Financial Profiles, Inc.

Larry Clark

310-622-8223

SBT@finprofiles.com